EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205906, 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-210402 on Form S-8 and Registration Statement Nos. 333-186067, 333-212099, 333-155784, and 333-166526 on Form S-3 of NeoGenomics, Inc. of our report dated March 13, 2017 (November 13, 2017 as to the effects of the material weakness) relating to the consolidated financial statements and effectiveness of internal control over financial reporting, (which report expresses an adverse opinion on the effectiveness of NeoGenomics, Inc.’s internal control over financial reporting because of a material weakness), appearing in this Amendment No. 1 to Annual Report on Form 10-K/A .

Crowe Horwath LLP

Indianapolis, Indiana

November 13, 2017